PURCHASE AGREEMENT


      THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into by and between AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP, a Delaware limited partnership, acting by and through its corporate general partner AEI Fund Management XVI, Inc., a Minnesota corporation ("Seller") and ELIZABETH COCHRAN, doing business as Bell Star Antiques ("Buyer").

                      WITNESSETH THAT:

      A. Seller is the owner of an undivided forty percent (40%) interest in a certain outparcel located in an existing shopping center development commonly known as "Barrett Station Shopping Center" located at the northwest corner of Barrett Station Road and Manchester Road in unincorporated St. Louis County, Missouri (the "Shopping Center"), which outparcel consists of approximately 1.4 acres currently improved with an existing one (1) story restaurant building approximately as depicted on the drawing attached hereto as Exhibit A and legally described on Exhibit B attached hereto. The outparcel described in the preceding sentence, together with all rights, easements and appurtenances pertaining thereto, and all buildings, improvements, trees, bushes, landscaping, foliage and crops located thereon, is collectively referred to herein as the "Property". The remaining undivided sixty percent (60%) interest in the Property is owned by AEI Real Estate Fund XV Limited Partnership, a Delaware limited partnership ("AEI Fund XV"). The Property is currently leased to Fuddrucker's, Inc., a Texas corporation (the "Tenant").

      B. Seller now desires to sell, and Buyer desires to buy, all of Seller's right, title and interest in and to the Property upon and subject to the terms and conditions set forth in this Agreement. The Tenant desires to terminate its Lease of the Property.

      NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreement herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Seller agrees to sell and Buyer agrees to buy the Property from Seller, on the terms and under the conditions set forth in this Agreement.

     1.   PURCHASES PRICE

      The purchase price for Seller's right, title and interest in the Property (The "Purchase Price") shall be TWO MILLION DOLLARS ($2,000,000.00) which shall be paid by Buyer in cash or immediately available funds at Closing (as hereinafter defined), less any credits as stated in this Agreement.

     2.   EARNEST MONEY

       Buyer shall deposit with the Title Company (as hereinafter defined), within five (5) business days after the Effective Date of this Agreement (as defined in Section 16(l) hereof, an earnest money deposit of $25,000.00 TWENTY FIVE THOUSAND DOLLARS (which deposit, together with all interest named thereon, shall be collectively referred to herein as the "Earnest Money"). Buyer may, at its option direct the Title Company to invest the Earnest Money in an interest bearing account designated by Buyer. The Earnest Money shall be held in escrow by the Title Company to be applied as a credit against the Purchase price at Closing or disbursed in accordance with this Agreement. If a dispute arises concerning distribution of the Earnest Money, the Title Company may apply to a court of competent jurisdiction for an order directing distribution of the Earnest Money or other escrow funds. Except as otherwise expressly provided in this Agreement, the Earnest Money shall be refundable to Buyer upon termination of this Agreement pursuant to failure to satisfy any condition precedent listed in this Agreement.

     3.   RIGHT OF ENTRY

      At Buyer's sole cost and expense, Buyer and its agents and representatives may, before Closing upon at least 48 hours advance notice to Tenant at a time reasonably approved by Tenant, enter the Property for any lawful purpose, including but not limited to the right to inspect, examine, and perform topographical surveys, soil tests, borings, percolation tests, environmental studies and all other tests needed to determine surface, subsurface, topographic and environmental conditions and the general usability of the Property for Buyer's purposes. Buyer shall use reasonable efforts to promptly restore the Property to its condition existing prior to Buyer's entry. Buyer shall indemnify and hold Seller and Tenant harmless from all loss, cost, damage and expense (including reasonable attorneys' fees) resulting from any of the activities conducted or authorized by Buyer and its agents and representatives described in this SECTION 3.

     4.   CONDITIONS PRECEDENT

      Seller acknowledges that Buyer's intended use ("Use") of the Property is as a store for the retail sale of furniture and antiques. The construction of improvements to provide for the intended Use shall be referred to in this Agreement as the "Project". This Section 4 sets forth conditions precedent ("Conditions") to Buyer's obligation to Close this transaction. For each Condition, if Buyer does not expressly notify Seller in writing within the time period stated for the Condition that Buyer is dissatisfied with the matters covered by the Condition (which satisfaction and the terms imposed thereon or relative thereto shall be at the reasonable discretion of Buyer), then the Buyer shall be deemed to have waived said condition(s). If Buyer does so timely notify Seller of her dissatisfaction, this Agreement shall terminate, and the Earnest Money (including all interest accrued thereon) shall be refunded to Buyer, and this Agreement shall be deemed of no further force or effect. If Buyer determines that any Condition will not be satisfied within the time period specified, Buyer need not wait until the time period elapses, but may so notify Seller and terminate the Agreement at the time of Buyer's determination.

     CONDITION 1    TITLE INSURANCE.  Not later than  twenty
     (20) days after the Effective Date, Buyer shall, at its expense, obtain a current title insurance commitment ("Title Commitment") for the Property issued by Specialized Title Services (the "Title Company"). Within fifteen (15) days after Buyer's receipt of the last of the following items (a) the Title Commitment,
     (b) the Survey, and (c) legible copies of plats,documents, instruments or agreements appearing as exceptions in the Title Commitment, referenced on the Survey or otherwise affecting title to the Property, Buyer shall notify Seller of any exceptions or terms in the Title Commitment which are not acceptable to Buyer or any objections to matters appearing in or omitted from the Survey. Title exceptions or Survey matters which Buyer does not designate as unacceptable shall be deemed "Permitted Exceptions". Within ten (10) business days after receipt of Buyer's list of Permitted Exceptions (and unacceptable exceptions and Survey matters) which Seller does not intend to cure, remove or cause the Title Company to delete, failing which Seller shall be deemed to have elected to not cure, remove or cause the Title Company to delete such unacceptable exceptions and Survey matters. Thereafter, if Seller and Buyer cannot agree on a final list of Permitted Exceptions within ten (10) business days after Buyer receives SellerOs list or by the end of the 10 day period described in the immediately preceding sentence, whichever occurs first, then this Agreement shall be deemed terminated, the Earnest Money shall be promptly returned to Buyer and neither party shall have any further rights or obligations hereunder except as otherwise expressly provided herein.

          As a condition to Closing, the Title Company shall be prepared to issue to Buyer at Closing at Buyer's expense a title insurance policy ("Title Policy") in its then current standard ALTA Form in an amount equal to the Purchase Price, and containing no exceptions other than the Permitted Exceptions.

     CONDITION 2 SURVEY. Within sixty (60) days after the Effective Date, Buyer shall at its expense, cause to be prepared a topographic and boundary line survey, surveyorOs report and surveyorOs certificate (collectively the "Survey"). The Survey shall (I) be prepared by a registered land surveyor licensed in the state in which the Property is located that is acceptable to Buyer, (ii) show the location of all recorded easements listed on the Title Commitment and all unrecorded easements; (iii) be certified to the Title Company, Buyer, and Buyer's counsel in accordance with ALTA/ACSM standards; and (iv) be sufficient for removal of the Title Policy survey exceptions. The Survey may, at Buyer's option and expense, be updated prior to Closing, which updated Survey shall contain no information that would result in any exceptions to the Title Policy other than the Permitted Exceptions. Buyer may waive its right to a Survey.

     CONDITION 3 EXISTING DOCUMENTATION. Within five (5) business days after the Effective Date, Seller shall deliver to Buyer all of the following documentation related to the Shopping Center or the Property in Seller's possession, if any: (I) copies of all existing surveys, title policies, documents, or instruments of record and any other title related materials; (ii) plans and specifications for the existing improvements (as-builts, if available); (iii) the most recent real estate tax bills and assessment notices; (iv) all feasibility studies, soil reports, environmental audits and any other appraisals, inspections, tests, reports, studies or information; (v) as-built drawings of underground utilities located on the Property; (vi) copies of all leases, tenancies and rental agreements with respect to the Property (including without limitation, the Lease (as hereinafter defined)), and all written modifications, extension, amendments and guaranties thereof; (vii) copies of all written (or written descriptions of any oral) contracts related to the Property pursuant to which goods, services and supplies are furnished, or persons are employed on a continuing basis, for the operation of the Property including, without limitation, equipment leases and guaranties or warranties in effect with respect to the Property or any portion thereof. [changed to conform to the facts /s/ec /s/rpj](viii) List of itme to be removed by seller Buyer acknowledges that the Existing Documentation will serve to benefit Buyer in connection with its due diligence investigations of the Property. However, if Seller does not have any of the foregoing materials in its possession, it shall so notify Buyer in the correspondence transmitting the materials that it does have in its possession, if any, and Seller shall thereafter be released from any other delivery obligation hereunder with respect to such materials and shall in no event be deemed in default hereunder the failure to produce such materials.

     CONDITION 4 GENERAL FEASIBILITY. Within ninety (90) days after the Effective Date, Buyer shall determine to Buyer's satisfaction that the Property is otherwise suitable for the Project and that there exists no facts, matters or circumstances concerning the Shopping Center or the Property that are unacceptable to Buyer in Buyer's sole and absolute discretion.

     CONDITION  5     ENVIRONMENTAL CONDITION. Within  sixty
     (60) days after the Effective Date, Buyer shall determine with a Phase I Environmental Report whether the environmental condition of the Property is acceptable to Buyer.

     CONDITION 6    LEASE TERMINATION.

           (a) The parties acknowledge that the Property is subject to that certain Net Lease Agreement dated February 1, 1988 (the "Lease") between Seller, AEI Fund XV and Tenant, as successor in interest to the original named tenant, Discus of St. Louis, Inc. which Lease has an original term fixed to expire on January 31, 2008 and after assignment to Tenant, granted Tenant an option to purchase the Property. Buyer's and seller's obligation to close [changed to conform to the facts /s/ ec /s/rpj] this transaction is subject to and conditioned upon: (I) the execution of a lease termination agreement by Seller, Buyer and Tenant in form and substance satisfactory to Seller, Buyer and Tenant within the first fifteen [changed to conform to the facts /s/ ec /s/ rpj] days after the Effective Date; (ii) the termination of the Lease on or before the Closing Date; and (iii) the vacation and surrender of possession of the premises demised under the Lease by Tenant on or before the Closing Date.

           (b) Within the first thirty (30) days of the Due Diligence Period, Seller, Buyer and Tenant shall negotiate and execute a lease termination agreement which shall be satisfactory in form and substance to Seller, Buyer and Tenant and shall be held by Escrow Agent hereunder prior to the Closing Date and shall provide, among other things:

               (i) for the unconditional termination of the Lease and Tenant's tenancy effective upon the closing of the transaction contemplated under this Agreement;

                (ii) that, for as long as this Agreement is in full force and effect or any period during which good faith negotiations of terms for this transaction continue between Buyer and Seller, Tenant shall not have the right to exercise the purchase option under the Lease;

                (iii)      obligating Tenant to  vacate  and
          surrender  possession  of  the  Property  on   the
          Closing Date hereunder.

          Buyer acknowledges that TenantOs failure or refusal to execute a lease termination agreement shall be a failure of a condition precedent entitling Buyer to the return of its Earnest Money hereunder, and in no event shall such failure or refusal be deemed a Seller default hereunder.

     (c) Upon Closing, Seller shall be entitled to receive from the purchase price held by the Title Company:
     $1,892,000.00,  plus  $12,000.00  administrative  fees,
     plus $60,000.00 to pay the BrokerOs commission, plus Seller's closing costs, plus reasonable attorneys' fees. Tenant shall be entitled to receive from the purchase price held by the Title Company the difference between $1,892,000.00 plus Seller's reasonable attorneys' fees, plus Seller's closing costs, plus $60,000.00 brokerage commission, and plus $12,000.00 administrative fee (on the one hand), and the purchase price of $2,000,000.00 (on the other hand).

     5.   INTENTIONALLY DELETED

     6.   CLOSING

      Conveyance of title and payment of the Purchase Price as contemplated under this Agreement (the "Closing") shall be held on a date and time mutually agreed between Seller and Buyer and within fifteen [changed to confrom to the facts /s/ec /s/rpj] days after Buyer's satisfaction with or waiver of all of the Conditions set forth in this Agreement which are to be satisfied or waived within periods stated in this Agreement and the fulfillment of all other terms of this Agreement. If the parties cannot agree on a date and time for Closing, the Closing will occur fifteen [changed to conform to the facts /s/ec /s/rpj] days after the expiration or waiver of the last condition in paragraph 4 herein at 10:00 a.m. The Closing shall be held at an office of the Title Company in the county in which the Property is located or at another mutually agreed location, but may also be effectuated by courier delivery of the Closing documents and other Closing items to the Title Company with instructions as to disposition. Seller shall deliver sole and exclusive possession of the Property to Buyer at Closing, and the Property shall be unoccupied and subject to no claim of possession by any party other than Buyer.

     7.   CONVEYANCE OF TITLE

     (a) Seller shall convey good and marketable fee simple title to the Property to Buyer by a recordable statutory from special warranty deed ("Deed") together with any required real estate transfer valuation affidavit ("Affidavit"). For purposes of this Agreement, the phrase "good and marketable title" shall mean ownership of marketable title to the Property which is insurable by the Title Company in favor of Buyer under the Title Policy at standard rates, free of all exceptions other than the Permitted Exceptions.

     (b) Seller shall deliver to Buyer and Title Company at Closing a title affidavit (in the Title CompanyOs customary form) acceptable to Buyer and Title Company stating that Seller has sole and exclusive possession of the Property and stating, among other things reasonably required by Buyer and Title Company, that to the best of its knowledge either (I) there have been no improvements, repairs or changes to the Property between the Effective Date and Closing, or (ii) if there have been any such improvements, repairs or changes, all lienors or potential lienors in connection with such improvements, repairs or changes have been paid in full.

     8.   CLOSING COSTS

      (a)  Seller shall pay:  (I)  Seller's attorney's fees:
(ii) the cost of recording all documents necessary to deliver good and marketable title to Buyer hereunder; and
(iii) all other costs and expenses specifically allocable to Seller pursuant to the terms of this Agreement or any other document or agreement to which Seller is a party in connection with the transactions contemplated hereunder. All to be reimbursed by buyer.

      (b)   Buyer  shall pay:  (i) Buyer's attorney's  fees;
(ii) the expense of the Title Policy (including all endorsements thereto); (iii) the expense of the Survey; (iv) all transfer, documentary, conveyance or similar taxes, if any: (v) the entire earnest money escrow fee; (vi) the entire Closing escrow fee, if any; (vii) all other recording fees with respect to documents to which Buyer is a party to be recorded pursuant to the Closing; and (viii) all other costs and expenses specifically allocable to Buyer pursuant to the terms of this Agreement or any other document or agreement to which Buyer is a party in connection with the transactions contemplated hereunder.

9.   PRORATIONS

      All real property ad valorem taxes shall be prorated (on a 365-day year basis) between Buyer and Seller as of Closing based upon 100% of each of the most recently available property assessment valuation and tax rate. If there is no assessment valuation or tax rate available for the year in which Closing occurs or for one or more years prior to Closing, 100% of each of the last known assessment and tax rate shall apply cumulatively to each year for which there is no known assessment valuation or tax rate. A reproration shall occur when actual taxes are billed for the period up to Closing. All installments of special or installment assessments levied against the Property and due or mature as of Closing shall be paid in full by Seller on or before closing.

10.  CASUALTY AND CONDEMNATION

      (a) If, prior to the Closing Date, the Property and the improvements thereon shall be destroyed or damaged by fire or other casualty costing more than $100,000 to repair, Buyer shall have the option (to be exercised in the manner hereinafter provided) to (l) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Buyer, and thereupon, this Agreement shall become null and void, and neither party shall have any further rights or obligations hereunder, except as other expressly provided herein; or (ii) upon the Closing Date Seller shall assign to Buyer the interest of Seller in any to any insurance proceeds with respect to said damage. Seller agrees to give Buyer notice of any fire or other casualty within seventy-two (72) hours after any such event, and Buyer may exercise such option by delivering written notice to Seller within twenty (2) days following the receipt of such notice. If the Closing Date is less then twenty (20) days following the last day on which Buyer is entitled to elect to terminate this Agreement, then the Closing shall be delayed until Buyer makes such election.

      (b) If after the Effective Date and before Closing, all or a substantial portion of the Property is condemned by any legally constituted authority, a notice of intent to condemn is issued for any portion of the Property, or any portion of the Property is sold in lieu of contamination (all of which actions shall generically be referred to as a OcondemnationO), Buyer shall determine, in its reasonable discretion, the effect of the condemnation on the Property and the financial viability of this Agreement. Within 60 days after notice of intent to condemn is received by Buyer, Buyer shall notify Seller in writing of BuyerOs decision to either (i)terminate this Agreement, in which event all Earnest Money paid by Buyer shall be immediately refunded by Title Company to Buyer, or (ii)leave this Agreement in full force and effect and proceed to Close, in which case Seller shall assign to Buyer all of Seller's rights under the condemnation, or if the amount of the award is then ascertained or has been paid to Seller, the Purchase Price shall be reduced by an amount equal to the award, and Seller shall retain the rights to the award. If this Agreement is terminated by Buyer under alternative (i)above, all Earnest Money shall be returned to Buyer, and neither Buyer nor Seller shall have any further obligations or rights under this Agreement other than those which are expressly stated to survive a termination. If Buyer does not terminate this Agreement, the term "Property" as used herein shall refer to the remainder of the Property after condemnation. If the Closing Date is less than sixty (60) days following the last day on which Buyer is entitled to elect to terminate this Agreement, then the Closing shall be delayed until Buyer makes such election.



11.  BUYER'S REPRESENTATION AND WARRANTIES

      Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorneys' fees) resulting from any intentional misrepresentation or a willful breach by Buyer of Buyer's representation, warranties and covenants in this Agreement. All representations, warranties and covenants made herein by Buyer shall be deemed to be repeated as of Closing and shall survive Closing. Buyer represent, warrants and covenants to Seller that:

      (a) Buyer's execution, delivery and consummation of this Agreement is not prohibited by any agreement or instrument to which Buyer a party.

      (b) Buyer's execution, delivery and consummation of this Agreement is not subject to any consent or approval from or registration with any governmental authority.

12.  SELLER'S REPRESENTATION AND WARRANTIES

      Seller shall defend, indemnify and hold Buyer harmless from and against any and all claims, actions, loss, cost, damage and expenses (including reasonable attorneys' fees) resulting from any inaccuracy or breach in any of Seller's representations, warranties and covenants in this Agreement. All representations, warranties and covenants made herein by Seller shall be deemed to be repeated as of Closing and shall survive Closing for a period of one (1) year. Seller represents, warrants and covenants to Buyer that:

      (a) Seller has complete and full authority to execute this Agreement and to convey to Buyer an undivided 40%
interest in good and marketable fee simple title to the Property in accordance with this Agreement, the individuals executing this Agreement are authorized to do so, all necessary action has been taken to authorize such execution, and Seller will execute and deliver to Buyer and the Title Company at or prior to Closing, as the case may require, such other documents, instruments, agreements, including but not limited to affidavits and certificates reasonably required (and reasonably satisfactory to Seller) to effectuate the transactions contemplated by this Agreement including, without limitation, evidence of Seller's authority to consummate the sale and the documents and instruments required by the terms of this Agreement.

      (b) Seller's execution, delivery and consummation of this Agreement is not subject to any consent or approval from or registration with any governmental authority.

      (c) This agreement has been duly authorized, executed and delivered by Seller is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE PROPERTY CONVEYED HEREBY, INCLUDING, WITHOUT LIMITATION, THE CONFIGURATION, ACREAGE OR SQUARE FOOTAGE OF THE PROPERTY OR THE HABITABILITY, CONDITION OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, AND BUYER AGREES THAT IT IS PURCHASING THE PROPERTY IN AN "AS-IS" WHERE-IS CONDITION. BUYER FURTHER ACKNOWLEDGES THAT EXCEPT OTHERWISE EXPRESSLY PROVIDED
HEREIN: (1)SELLER HAS NO OBLIGATION TO PROVIDE BUYER WITH ANY INFORMATION RELATING TO THE PROPERTY, (2)SELLER DOES NOT GUARANTEE OR REPRESENT THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR REPORTS RELATING TO THE PROPERTY THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER; AND (3)BUYER SHALL RELY ONLY UPON BUYEROS OWN INVESTIGATION OF THE PROPERTY IN DECIDING WHETHER TO PURCHASE THE PROPERTY HEREUNDER.

13.  DEFAULT

      (a) If this transaction is not consummated due to Seller's default, Buyer may elect to enforce the specific performance of this Agreement or terminate this Agreement, in which event, the Title Company shall pay the Earnest Money to Buyer; provided, however, if specific performance of this Agreement is frustrated due to Seller's conveyance of all or part of the Property to a third party, or due to Seller's encumbering all or any part of the Property to a third party, or due to Seller's encumbering all or any part of or interest in the Property with a lien, lease, easement, restriction or offer encumbrance after the Effective Date and not eliminated at or prior to the Closing, or due to any other act or omission of Seller's, it agents, employees or contractors, then Buyer may pursue all remedies available to Buyer against Seller at law or in equity.

      (b) If this transaction is not consummated due to Buyer's default, the parties agree that due to the difficulty or impossibility of ascertainment of damages accruing to Seller, Title Company shall pay the Earnest Money to Seller as full and final liquidated damages, in lieu of all other legal or equitable rights or remedies Seller may have against Buyer.

14.  BROKERS

     Seller represents and warrants to the Buyer that is has dealt with no real estate broker or agent with respect to the Property. Buyer represents and warrants to Seller that is has dealt with no real estate broker or agent with respect to the Property other than G.J. Grewe, Inc. (the "Broker"). Seller shall pay a $60,000 commission to the Broker, if as, and when Seller receives the full purchase price hereunder and Buyer records Seller's deed, and not otherwise. Each warranting party shall indemnify and save the other party harmless from any loss, cost, or damages, including reasonable attorney's fees, arising from the warranting partyOs breach of its warranty.

15.  SELLER'S AFFIRMATIVE COVENANTS

     (a) Seller shall maintain the Property free from waste and neglect and in good order and repair and shall keep and perform or cause to be performed all obligations of the owner under the Lease and the lease termination agreement described in Condition 6 of SECTION 4 hereof, and all obligations of the owner of the Property under any recorded title documents or other documents affecting the Property and under applicable laws, codes, ordinances, rules and regulations through the Closing Date or termination of this Agreement, and Seller shall tender possession of the Property to the Buyer in the same environmental condition the Property was in when last inspected by Buyer. Seller shall only be deemed in default pursuant to the last portion of the preceding sentence if the environmental condition thereof has materially adversely changed by reason or any act or omission of Seller. If any such adverse environmental change is due to any other reason, Buyer may, at its option, either accept such condition and proceed to close, or terminate this Agreement, in which event the Earnest Money shall be promptly returned to Buyer.

      (b) From the date hereof to the Closing Date, Seller shall maintain or cause to be maintained liability, casualty and other insurance upon and in respect to the Property against such hazard's and risks are customarily insured by owners of similar properties.

       (c) Except as otherwise expressly permitted or required hereunder, from the date hereof to the Closing Date or earlier termination of this Agreement, Seller shall not do, suffer or permit, or agree to do, any of the following
(1) enter into any transaction with respect to or affecting the Property that would in any way prevent Seller's full performance hereunder, limit or adversely affect Buyer's rights hereunder or as an owner of the Property following Closing (including, without limitation, anything that may delay or increase the cost of Buyer's development of the
Property); (ii)sell, encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever; or (iii)enter into, amend, waive any rights under, terminate or extend any document or instrument affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. For purposes of the preceding sentence, it shall not be unreasonable for Buyer to refuse to consent to any matter that will impose any cost, liability or expense on Buyer either before or after the Closing or otherwise serve to delay or interfere with the Use or the Project.

16.  MISCELLANEOUS

     (a) AMENDMENT. No amendment to the Agreement shall be effective unless in writing and signed by both parties.

      (b)   APPLICABLE  LAW.      This  Agreement  shall  be
construed and enforced in accordance with the laws of the state in which the Property is located.

      (c) WAIVER. Failure of a party to exercise any right under this Agreement or to insist upon strict compliance with regard to any term, condition or covenant specified herein shall not constitute a waiver of that right nor of strict compliance by the other party with any term, condition or covenant under this Agreement.

      (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same agreement.

      (e)   CAPTIONS.   All captions and  headings  are  for
reference purposes and shall not be deemed to modify the text of this Agreement.

      (f) SEVERABILITY. The invalidity or unenforceability of a particular provision of this Agreement shall not effect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

      (g)  ENTIRE AGREEMENT.  This Agreement constitutes the
sole and entire agreement of the parties and is binding upon
Seller   and   Buyer,   their   heirs,   successors,   legal
representatives and assigns.

      (h) AGREEMENT, ASSIGNABLE BY BUYER. This Agreement may be assigned or transferred by Buyer, but Buyer shall remain liable for the obligations of Buyer under this Agreement.

     (i) EXHIBITS. All exhibits attached to this Agreement are by reference incorporated herein and made a part of this Agreement.

      (j)   NOMENCLATURE.   Any  reference  to  party  shall
include   the   employees,  officers,  agents,  contractors,
assigns and successors-in-interest of that party.

     (k) TIMING. Time is of the essence of this Agreement. If the time for the performance of any act, giving of Notice, of making any payments falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day.

      (l) EFFECTIVE DATE. The Effective Date shall be the date upon which it is signed simultaneously by Buyer & Seller. If this Agreement is not signed simultaneously by both parties, the first party to execute it ("Offeror") shall send an executed copy to the other party ("Offeree") in the manner provided for Notices, and it shall be deemed an offer which Offeree may accept only if Offeree delivers to an overnight courier for next day delivery a fully executed copy on or before the fifth (5th) day after the day on which Offeree received the executed copy. The "Effective Date" of this Agreement then shall be the date upon which Offeree delivers the fully executed copy to the overnight courier as provided in the foregoing sentence.

17.  NOTICES

     All notices, requests, demands, or other communications ("Notices") hereunder shall be in writing and given by national overnight courier (e.g., Fed Ex, UPS, Airborne) and shall be effective as of the date of delivery to the intended recipient as shown on the courier's records; delivery shall be deemed to have been made if the courier was not able to deliver due to change of address for which no notice was given. Notices (and copies as shown) shall be addressed as shown below or to such other address as may be specified from time to time in writing by either party:

To Seller:       AEI Real Estate Fund XVI
                 1300 Minnesota World Trade Center
                 30 East Seventh Street
                 St. Paul, Minnesota 55101
                 Attention: Mr. Robert P. Johnson
                 Telephone No:  (612)227-7333
                 Fax No.   (612)227-7705

with a copy to:  Michael Daugherty, Esquire
                 1300 Minnesota World Trade Center
                 30 East Seventh Street
                 St. Paul, Minnesota 55101
                 Telephone No:  (612)720-0777
                 Fax No.   (612)221-9702

                   and to
                 Robert M. Cohen
                 Cohen & Fierman, LLP
                 4 Faneuil Hall Marketplace
                 Boston, MA 02109
                 Telephone No:  (617)523-0505
                 Fax No.   (612)523-2316

To Buyer:        Elizabeth Cocharan
                 ELIZABETH COCKRUM
                 BELLE STARR ANTIQUES
                 13379 MANCHESTER RD
                 ST. LOUIS MO. 63131
                 PH. (314) 966-0244 WK
                 PH. (314) 965-3966 HM

with a copy to:  MICHAEL J GREWE
                 G.J. GREWE INC.
                 9109 WATSON RD 3RD FLOOR
                 ST. LOIUS, MO 63126
                 PH. (314) 962-6300
                 FAX (314) 962-7877

       TELEPHONE  AND  FAX  NUMBERS  SHOWN  ABOVE  ARE   FOR
CONVENIENCE  OF THE PARTIES ONLY AND DO NOT  IN  ANY  MANNER
MODIFY THE TERMS OF THIS SECTION 17.

18.  NON-FOREIGN CERTIFICATE

      At Closing, Seller shall furnish Buyer with a non-foreign certificate sufficient in form and substance to relieve Buyer of any and all withholding obligations under federal law, which certificate shall be reasonably satisfactory to Buyer and Title Company.

      IN WITNESS WHEREOF, Seller and Buyer have each duly executed this Agreement as of the dates shown adjacent to their signatures below.

SELLER:   AEI REAL ESTATE FUND XV LIMITED PARTHNERSHIP
          A Delaware limited partnership

          By:  AEI Fund Management 86-A, Inc.,
               a Minnesota corporation
               its general partner

          By:  /s/ Robert P Johnson          2-3-99
          Printed Name:  Robert P Johnson
          Title:    President



          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
          A Delaware limited partnership

          By:  AEI Fund Management XVI, Inc.,
               a Minnesota corporation
               its general partners

               By:  /s/ Robert P Johnson     2-3-99

               Printed Name:  Robert P Johnson
               Title:    President

BUYER:         ELIZABETH COCKRUM



               /S/ ELIZABETH COCKRUM    2-4-99
               Elizabeth Cockrum


BROKER:        G.J. GREIVE, INC.


               BY:/s/ G.J. Grewe        2-4-99



                          EXHIBIT A

               [GRAPHIC: MAP OF THE PROPERTY]



                          EXHIBIT B

                     LEGAL DESCRIPTION


PARCEL 1:

      Parcel No. 4 of the Marketplace, being a Subdivision according to the plat thereof recorded in Plat Book 253, Page 58 of the St. Louis County Records.


PARCEL 2:

      Nonexclusive easements created by (i) that certain Easements with Covenants and Restriction Affecting Land ("ECR"), dated the 29th day of October, 1987, by and among Wal-Mart Properties, Inc., a Delaware corporation, Barrett Station Development Co., a Missouri general partnership, and Discus of St. Louis, Inc., a Missouri corporation, recorded in Book 8228 at Page 764 of the St. Louis County Records, and (ii) that certain Restated Supplement, dated the 29th day of October, 1987; by and between Barrett Station Development Co., a Missouri general partnership and Discus of St. Louis, Inc., a Missouri corporation, recorded in Book 8228 at Page 813 of the St. Louis County Records.